Exhibit 10.17


                              CLAIMS ADMINISTRATION

                               SERVICES AGREEMENT

      THIS CLAIMS ADMINISTRATION SERVICES AGREEMENT ("Agreement"), dated as of the 1st day of October, 1997 ("Effective Date"), is made by and between The Millers Mutual Fire Insurance Company, a Texas mutual insurance company ("Millers Mutual"), The Millers Casualty Insurance Company, a Texas insurance company ("Millers Casualty"), and INSpire Insurance Solutions, Inc., a Texas corporation ("INSpire").

     Whereas, Millers Mutual and Millers Casualty shall be collectively referred to as the "Customer"; and

      Whereas, Customer and INSpire are parties to an Amended Service Contract, effective July 1, 1997, as amended (the "Prior Service Contract), pursuant to which INSpire provides certain claims administration services to Customer; and

      Whereas, Customer is desirous of INSpire providing claims administration services for which Customer is otherwise responsible in providing insurance to its customers, as set forth in this Agreement; and

      Whereas, INSpire wishes to provide such Services for Customer; and

      Whereas, Customer and INSpire desire to amend and restate in its entirety the Prior Service Contract; and

      Whereas, the parties hereto wish to reduce their Agreement to writing;

      Now, therefore, for and in consideration of the premises set forth below and other good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, Customer and INSpire hereby agree as follows:

                              ARTICLE 1. SERVICES

      The "Services" to be performed by INSpire are set forth in Exhibit I to this Agreement. All claims adjusting functions shall be performed by properly trained and licensed insurance adjusters.

                                ARTICLE 2. TERM

     2.1 The term of this Agreement shall commence on the Effective Date and shall have a "Minimum Term" of 60 full calendar months unless terminated earlier pursuant to the provisions of this Agreement. The Agreement shall automatically be renewed and extended after the conclusion of the Minimum Term for an additional renewal term or terms of 36 months unless terminated pursuant to the provisions of Article 8.

                          ARTICLE 3. DUTIES OF INSPIRE

     3.1 INSpire shall dedicate in its discretion the appropriate human, equipment, and computer resources to provide and, during the term of this Agreement will provide, Customer with the Services enumerated in
          Exhibit I of this Agreement for the Lines of Business and States specified in Exhibit I.

     3.2 INSpire shall investigate, evaluate, and handle each claim reported within the established authority for claims as set forth in Exhibit I attached hereto and made part of the Agreement.

     3.3 INSpire will designate an employee to act as liaison with Customer to facilitate the provision of the Services.

     3.4 INSpire shall maintain the confidentiality of data or information which is the property of Customer and which is directly accessible to INSpire in the implementation and performance of the Services.

     3.5 INSpire shall maintain complete, accurate and orderly claims books, files, records and accounts of all transactions in accordance with generally accepted insurance and accounting practices.

     3.6 INSpire shall maintain permanent copies of all claims and correspondence related to the claims. INSpire shall not destroy these permanent copies without the written permission of the Customer for a period of at least five (5) years from the date of the last file activity, or the period specified by the applicable state statute regulating preservation of records, whichever is longer. At the end of such five year period, upon INSpire's written request for instructions, the Customer shall authorize INSpire to either (a) destroy the closed files or (b) return such files to Customer at Customer's expense. Notwithstanding the foregoing, any claim file involving a minor shall be separately identified and returned to Customer at the end of such five year period. Claim files shall be the property of the Customer. Upon an order of liquidation of Customer, the files shall become the sole property of Customer or Customer's estate. INSpire may, at its discretion, use magnetic, optical, and other types of technology to store such data.

     3.7 All claims still open upon termination or cancellation of this Agreement will require one of the following to occur:

          (a) All open claims will be handled on the pre-agreed monthly fee per claim; or

          (b) All open claims will be handled on a time and expense basis at then current prevailing rates; or

          (c) All open claims will be returned to Customer, with any holdover reverting to a time and expense basis at then current prevailing rates.

               INSpire and Customer will mutually agree on this determination.

     3.8 INSpire acknowledges and agrees that Customer, being at risk and having ultimate responsibility for the claims to be administered by INSpire, shall at all times have ultimate discretion with respect to all matters pertaining to the claims.

     3.9 INSpire will not assume the responsibility for direct notification to any excess or quota share insurance carrier of claims; however, reports will be provided as requested by Customer.

     3.10 INSpire and Customer acknowledge that this Agreement does not apply to policies written by Customer through any managing general agencies.

                         ARTICLE 4. DUTIES OF CUSTOMER

     4.1 Customer agrees that all claims occurring during the term of this Agreement will be reported to INSpire, unless otherwise notified by the Customer and approved by INSpire. Customer will provide all information relevant to particular claims to INSpire in order for INSpire to fulfill its duties and obligations as set out in Exhibit I.

     4.2 Customer has ultimate authority and responsibility for authorizing claims payment and settlement.

                          ARTICLE 5. AUDIT PROVISIONS

            INSpire shall maintain records of amounts billable to and payments made on behalf of Customer. In addition, INSpire shall maintain records of the data utilized to perform the Services defined in Exhibit I of the Agreement until five years following the date of last file activity, or the period specified by the applicable state statute, whichever is the later unless such records are earlier returned to Customer. INSpire agrees to provide reasonable supporting documentation concerning any disputed invoice amount to Customer within 15 days after Customer provides written notification of the dispute to INSpire. Customer and an auditor selected by Customer shall have access to all such records for the purposes of audit and verification during normal business hours during the full term of this Agreement and during the respective periods in which INSpire is required to maintain such records.

                          ARTICLE 6. PRICE AND PAYMENT

     6.1 Customer agrees to pay Service Fees and Rates as specified in Exhibit II hereto.

     6.2 The Services Fees and Rates in Exhibit II hereto may be increased effective as of each anniversary of the Effective Date during the existence of this Agreement by the percentage change in the United States Consumer Price Index for all Urban Users (CPI-U) published by the United States Bureau of Labor Statistics, for the immediately preceding calendar year. In the event a vendor supplying any service or product to INSpire required for INSpire to provide the Services to Customer increases its rates charged to INSpire, INSpire may increase the contracted rates set forth herein to include such increased costs.

     6.3 The Service Fees and Rates may increase by mutual agreement, if changes in the Services mutually agreed to in writing substantially alter the servicing personnel, equipment, or result in the servicing being done on a different system.

     6.4 When Customer requests INSpire personnel to travel to any location for the purpose of performing specific claims work under this Agreement, the Customer will, in addition to the charges specified for Services, pay INSpire for all reasonable travel, lodging and out-of-pocket expenses.

     6.5 Customer agrees to pay all tariffs and taxes that are now or may become applicable to the Services rendered hereunder, as measured by payments made by Customer to INSpire under this Agreement, or as required to be collected by INSpire or paid by INSpire to tax authorities based on this Agreement. This provision includes but is not limited to sales, use, or any other form of tax based on Services performed, but does not include taxes based upon the net income of INSpire.

     6.6 Service Fees and Rates for Services will be due and payable 15 days after the close of the month in which services are performed.

     6.7 Customer agrees that INSpire will have the right to renegotiate the Service Fees in the event of statutory, regulatory, or judicial changes that require additional activities not contemplated at the inception of this Agreement.

            ARTICLE 7. LICENSE, TRADE SECRET AND PROPRIETARY RIGHTS

     7.1 Although INSpire from time to time may use its own proprietary computer software products in the performance of the Services enumerated in Exhibit I of this Agreement, this Agreement does not grant a license or any other interest to Customer for the use of any software products.

     7.2 This Agreement grants to Customer no right to possess or reproduce, or any other interest in, the computer software programs performing all or any part of the Services or their specifications in any tangible or intangible medium. Customer may not mortgage, hypothecate, sell, assign, pledge, lease, transfer, license or sublicense the computer software programs performing all or any part of the Services, nor allow any person, firm, or corporation to transmit, copy or reproduce the computer software programs performing all or any part of the Services or their specifications in whole or in part. In the event Customer shall come into possession of the computer software programs performing all or any part of the Services, Customer shall immediately notify INSpire and return the computer software programs performing the Services and all copies of any kind thereof to INSpire upon INSpire's request.

     7.3 Customer promises and agrees not to disclose or otherwise make computer software programs performing all or any part of the Services available to any person other than employees of Customer required to have such knowledge for normal use of them. Customer agrees to obligate each such employee to a level of care sufficient to protect the computer software programs performing all or any part of the Services from unauthorized disclosure.

     7.4 INSpire warrants and represents that it owns, or is licensed with respect to, all software it will employ in the performance of this Agreement. In the event this Agreement is terminated, INSpire will grant a license, upon terms and conditions set forth in a licensing agreement, to Customer to use the software which INSpire employs in the performance of this Agreement to the extent INSpire is not otherwise prohibited from doing so by contract or by operation of law. INSpire shall use its best efforts to deliver the software, as well as all necessary manuals, to the Customer immediately upon delivery of data to the Customer.

     7.5 THE OBLIGATION OF CUSTOMER UNDER THIS ARTICLE SHALL CONTINUE AFTER THIS AGREEMENT IS TERMINATED.

                             ARTICLE 8. TERMINATION

     8.1 Either party may terminate this Agreement without cause at the expiration of the Minimum Term set forth in Section 2.1, provided the other party receives at least six (6) months prior written notice of termination. Termination without cause during any renewal term would also require six months notice.

     8.2 Either party may terminate this Agreement upon breach by the other party of any one or more of the terms and conditions of this Agreement or the related Exhibits, provided that the party in breach is notified in writing by the other party of the breach and the breach is not cured or a satisfactory resolution agreed upon in writing within thirty (30) days of such written notification, or if such breach is non-monetary and is of such a nature that it cannot reasonably be cured within such time commenced to cure same and does not diligently continue to and actually cure same within a reasonable period thereafter. The obligation of INSpire referred to in this Section 8.2 shall include, and shall be limited to:

          (a) the obligation to observe and comply with applicable laws, regulations, rules and rates affecting the transaction of business hereunder; and

          (b)  the obligation to provide Services set forth in Exhibit I.

     8.3 In the event either party makes a general assignment for the benefit of creditors or files a voluntary petition in bankruptcy or petitions for reorganization or arrangement under the bankruptcy laws, or if a petition in bankruptcy is filed against either party and remains undismissed for a period of thirty (30) days, or if a receiver or trustee is appointed for all or any part of the property and assets of either party, the other party may terminate the Agreement immediately.

     8.4  Rights Upon Termination. Upon expiration or termination of this
          Agreement:

          (a) The obligations of the Customer and INSpire to the date of termination shall be discharged promptly.

          (b) INSpire shall promptly return to the Customer any forms or other supplies imprinted with the Customer's name, regardless of who incurred the cost for same.

                ARTICLE 9. LIMITATION OF LIABILITY AND REMEDIES

     9.1 If data is processed in error due to an error or defect in the Services provided by INSpire, then upon INSpire receiving notice of such error or defect, INSpire shall reprocess such data without charge to Customer.

     9.2 INSpire shall indemnify, protect, defend and hold Customer, its officers, directors, shareholders and employees harmless from and against any and all losses, damages, liabilities, fines, settlements, penalties and judgments (including reasonable costs and attorney's fees) (herein "Damages") arising out of or resulting from the negligent, willful or intentional acts of INSpire performed in connection with this Agreement or arising from a breach of this Agreement by INSpire. Customer shall indemnify, protect, defend and hold INSpire, its officers, directors, shareholders and employees harmless from and against any and all Damages arising out of or resulting from the negligent, willful or intentional acts of Customer performed in connection with this Agreement or arising from a breach of this Agreement by Customer. This indemnity shall survive the earlier expiration or termination of this Agreement.

     9.3 In providing services hereunder, INSpire shall have a duty to act, and cause its affiliates and designees to act, in a reasonably prudent manner. Neither INSpire, nor any officer, director, employee or agent of INSpire shall be liable to Customer for any error of judgment or for any loss incurred by Customer in connection with the matters to which this Agreement relates, except a loss resulting from the gross negligence or willful misconduct on the part of INSpire.

     9.4 Customer's remedies and INSpire's liability for breaches of this Agreement and errors or defects in the delivery of Services are limited to the remedies and liabilities set forth in Sections 8.2, 9.1, 9.2 and 9.3 of this Agreement. INSpire's remedies and Customer's liability for breaches of this Agreement are limited to the remedies and liabilities set forth in Sections 8.2, 9.2 and 9.3 of this Agreement.

                              ARTICLE 10. GENERAL

     10.1 The parties shall not be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of Service resulting, directly or indirectly, from acts of God, civil or military authority, labor disputes, shortages of suitable parts, materials, labor or transportation or any similar cause beyond the reasonable control of the parties.

     10.2 All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be either delivered in person or sent by certified mail, return receipt requested, to the address set forth herein or to such other address as the parties may from time to time designate in writing for such purposes. Notices shall be deemed to have been given at the time when personally delivered or, if mailed in a certified post-paid envelope, upon the fifth day after the date such notice shall be postmarked. All notices to INSpire shall be addressed to the attention of the Chief Financial Officer.

     10.3 The parties covenant and promise not to disclose the terms and conditions of this Agreement to any third party unless expressly agreed to by the parties. Notwithstanding the foregoing, the parties agree that disclosure may be made to any auditors, regulators, carriers, or reinsurers on a need to know basis only without prior consent.

     10.4 This Agreement and any Exhibits made a part hereof: (a) constitute the entire Agreement between the parties and supersede and merge any and all prior discussions, representations, negotiations, correspondence, writings and other Agreements and together state the entire understanding and agreement between INSpire and Customer with respect to the Services described; (b) may be amended or modified only in a written instrument agreed to and signed by INSpire and Customer; and
          (c) shall be deemed to have been entered into and executed in the State of Texas and shall be construed, performed and enforced in all respects in accordance with the laws of that state. For purposes of venue, this Agreement is performable in Tarrant County, Texas.

     10.5 Neither party hereto shall be deemed to have waived any rights or remedies accruing to it hereunder unless such waiver is in writing and signed by such party. No delay or omission by either party hereto in exercising any right shall operate as a waiver of said right on any future occasion. All rights and remedies hereunder shall be cumulative and may be exercised singularly or concurrently.

     10.6 The descriptive headings of this Agreement are intended for reference only and shall not affect the construction or interpretation of this Agreement.

     10.7 Wherever the singular of any term is used herein it shall be deemed to include the plural wherever the plural thereof may be applicable.

     10.8 The parties shall not assign this Agreement or any of its rights hereunder without the prior written consent of the other party which consent shall not be unreasonably withheld unless the proposed assignment is to a competitor of the other party.

     10.9 If any provision of this Agreement or any Exhibit hereto or the application thereof to any party or circumstances shall, to any extent, now or hereafter be or become invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and every other provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

    10.10 In the event of any action between Customer and INSpire seeking enforcement of any of the terms and conditions of this Agreement, the prevailing party to such action shall be awarded its reasonable costs and expenses, including its court costs and reasonable attorney's fees.

    10.11 The parties hereto are independent contractors of one another, and they should not in any instance be construed as partners or joint venturers.

      INSPIRE AND CUSTOMER CERTIFY BY THEIR UNDERSIGNED AUTHORIZED AGENTS THAT THEY HAVE READ THIS AGREEMENT, INCLUDING ALL EXHIBITS HERETO, AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.

      EXECUTED to be effective the 1st day of October, 1997.

INSpire Insurance Solutions, Inc.             The Millers Mutual Fire Insurance
                                                 Company


By:   /S/ JEFFREY W. ROBINSON               By:   /S/ JOY J. KELLER
      -------------------------------             -----------------------------

Name:       Jeffrey W. Robinson             Name:       Joy J. Keller

Title:      Executive Vice President        Title:      Executive Vice President
                                                          and CFO



                                              The Millers Casualty Insurance
                                                 Company


                                            By:   /S/ JOY J. KELLER
                                                  -----------------------------

                                            Name:       Joy J. Keller

                                            Title:      Executive Vice President
                                                          and CFO

                                    EXHIBIT I

                                     to the

                    CLAIMS ADMINISTRATION SERVICES AGREEMENT

                                 by and between

                            INSPIRE INSURANCE SOLUTIONS, INC.

                                       and

                             MILLERS INSURANCE GROUP

A.    SERVICES

      During the term of this Agreement, INSpire shall provide the Claims Administration Services defined below for the Lines of Business (Section B of this Exhibit I) for the States specified (Section C of this Exhibit I) written by or through Customer. INSpire will, in accordance with guidance and direction provided by the Customer, provide all Claims Administration Services and general management of these Services described herein for subject claims as follows:

1. Customer grants INSpire the authority to investigate, evaluate, and handle each claim reported according to applicable state law, the terms and conditions of the policy and any written standards provided by Customer. INSpire shall not have any authority to alter or discharge any policy or waive any policy provision or condition.

2. INSpire will set up a claims operation center that will function as a control unit.

3.    Coverage will be verified on all cases.

4. INSpire will administer the appraisal/assessment process and will use in this endeavor a combination of staff, independent appraisers and direct repair facilities.

5. INSpire will perform all reasonable and necessary administrative and clerical work in connection with claim or loss reports.

6. INSpire will establish and maintain a claim file for each reported claim or loss. The claim file will have a daily activity log, which shall be available for review at any and all reasonable times by the Customer subject to the provisions of Article V of the Agreement.

7. INSpire will record and report each claim promptly to the Customer with a recommended reserve. INSpire shall consult with Customer with respect to any of the following:

     (a) Any loss or claim resulting in legal action being instituted against INSpire or the Customer;

     (b) Any loss or claim causing a complaint to be filed with any regulatory authority;

     (c) Any inquiry from any regulatory authority, including but not limited to any insurance department, with respect to any claim or claims, even if no complaint causes such inquiry;

     (d) Any claim in which INSpire deems appropriate to rescind policy coverage for material misrepresentation;

     (e) Any claim involving an allegation of extra contractual obligations or bad faith claim handling;

     (f) Any claim involving a fatality, amputation, spinal cord or brain damage, loss of eyesight, extensive burns, poisoning, or multiple fractures;

     (g) Any claim that the Customer desires to be kept advised of during the life of the claim; or

     (h) Any claim where there has been a demand for policy limits and INSpire does not evaluate the value of the claim to include settlement at that amount.

8. INSpire will provide monthly and year-to-date reports on all claims activity including new claims reported, claims pending, claims closed and reserve changes. The reports will include:

     (a) Information and statistical data: (i) required by Insurance Services Office ("ISO"), and (ii) necessary for Customer to prepare any reports required by the National Association of Insurance Commissioners, or
          (iii) other reports reasonably requested by Customer;

     (b) Loss Runs with paid claims and outstanding reserves remaining at the end of each monthly report period, categorized as indemnity, medical payment, or loss adjustment expense, plus any other information required by the Annual Statement instructions or state regulatory agencies;

     (c)  Check Registers;

     (d) Reports needed by Customer for the filing of reinsurance claims or quarterly reinsurance updates.

9. INSpire will perform a periodic review at mutually agreed upon intervals of outstanding claim reserves and recommend changes to outstanding claim reserves.

10. INSpire will prepare checks and vouchers, compromises, releases, agreements and any other documents reasonably necessary to finalize and close claims. INSpire will issue payments of claims and allocate loss adjustment expenses only within the guidelines as authorized by Customer.

      For purposes of settling claims and paying claim-related expenses, Customer has agreed to establish, maintain and fund a separate bank account from which INSpire may draw against as hereinafter set forth (the "Claim Account").

      Customer agrees to deposit additional funds into the Claims Account on a weekly basis if necessary to maintain it at a level sufficient to allow INSpire to carry out its obligations under this Agreement. INSpire shall regularly provide information and estimates to Customer to enable Customer to maintain the Claims Account at an appropriate level. Customer shall provide to INSpire such information as is necessary for INSpire to draw checks on the Claims Account.

      INSpire hereby guarantees that any check it prepares will be signed and issued only in accordance with the procedures adopted by Customer. Any check prepared by INSpire on the Claims Account must be signed by two authorized individuals.

      INSpire shall promptly deposit any monies collected through salvage and subrogation to the Claim Account, and maintain a register of all such collections and deposits (the "Salvage and Subrogation Register"). The Salvage and Subrogation Register shall include, but shall not be limited to, the following information: date of deposit, date of receipt of funds, the claim number, the payer, and the amount and purpose of such payment. The Claim Register shall include, but shall not be limited to, the following information: claim number, date of check, payee, amount and check number.

      INSpire shall reconcile the Claim Register and the Salvage and Subrogation Register to the Claim Account on a monthly basis.

11. Service standards and claims documentation will be in accordance with standards set by Customer and agreed to by INSpire. INSpire will be in compliance with all state regulations dealing with the adjusting and handling of claims. INSpire will periodically review the development of the claims handling procedure with the Customer to identify problems and recommend corrective action.

12. INSpire will diligently pursue and prosecute Customer's salvage and subrogation rights relating to any losses. INSpire will use reasonable efforts to collect and deposit funds arising from the enforcement of such rights into the Claim Account. INSpire will report monthly on salvage/subrogation receipts.

13. INSpire will provide Special Investigative Services in accordance with guidelines agreed to by Customer on a time and expense basis.

14. INSpire will provide Customer claim information to prepare reports (i) required by the Internal Revenue Service, and (ii) other reports reasonably requested by Customer.

B.    AUTHORIZED LINES OF BUSINESS:

      Private Passenger Automobile, Homeowners, Commercial Casualty Multi-Peril, Commercial Property, Farm-owners, Umbrella.

C.    AUTHORIZED STATES:

      Alabama                 Louisiana                      Oklahoma
      Arizona                 Michigan                       Oregon
      Arkansas                Minnesota                      South Carolina
      California              Mississippi                    South Dakota
      Colorado                Missouri                       Tennessee
      Florida                 Montana                        Texas
      Idaho                   Nebraska                       Utah
      Illinois                Nevada                         Washington
      Indiana                 New Mexico                     Wisconsin
      Iowa                    North Carolina                 Wyoming
      Kansas                  North Dakota
      Kentucky                Ohio

D.    LOCATION OF PROVISION OF SERVICES:

      INSpire shall provide the Services defined above at an INSpire service center.

                                   EXHIBIT II

                              SERVICE FEES & RATES

CONSULTANTS                               $125.00 per hour

PROGRAMMERS                               $125.00 per hour

CLAIMS ADMINISTRATION SERVICES

      Fees will be based on a charge per claim as defined below. A claim is defined as an open feature as shown below. Monthly maintenance fees are for claims open greater than 31 days at each month end.

      Feature                         New Claim Fee           Monthly Fee
      -------                         -------------           -----------
      Auto BI/UM                          $450                    $450
      Auto Non-BI/UM                      $250                    $50
      Auto First Party                    $150                    $50

      Homeowners                          $600                    $60

      Commercial Property                 $700                    $70
      Commercial Casualty                $1,000                   $100

      Subrogation                   25% of recoveries
      Salvage                       15% of recoveries
      SIU Services                   $60.00/hr. plus
                                       outside fees

      Homeowner, Commercial Property and Commercial Casualty claims with an incurred loss greater than $100,000 will be billed at "time and expense", rather than the rates shown on the above schedule. "Time and expense" is defined as $60.00 per hour plus any outside adjusting fees.

EXPENSES EXCLUDED.

      Legal, Reconstruction Experts, Agronomist and Engineers.

SPECIAL FEES

      Claim system modifications requested and approved by Customer will be charged to the Customer on a time and materials basis utilizing the appropriate mix of service personnel required to perform the modification. Additional reports or modifications to agreed upon reports will also be charged to Customer on a time and materials basis utilizing the appropriate mix of service personnel required to perform the modifications or produce new reports. Hourly rates for such personnel are listed above.